                                                                     Exhibit 5



                               O'MELVENY & MYERS
                               400 S. Hope Street
                         Los Angeles, California 90071


                              January
                              13th
                              1 9 9 5



                                                                     412,190-014
                                                                      LA1-645139

International Finance Lease Corporation
1999 Avenue of the Stars, 39th Floor
Los Angeles, California  90067

     Re:  Amendment No. 1 to Registration Statement on Form S-3
          -----------------------------------------------------

Ladies and Gentlemen:

          At your request, we have examined Amendment No. 1 to the Registration Statement (No. 33-56255) on Form S-3 ("Amendment No. 1") filed by International Lease Finance Corporation (the "Company") with the Securities and Exchange Commission on January 13, 1995 in connection with the registration under the Securities Act of 1933, as amended, of 1,000 shares of Market Auction Preferred Stock, no par value, of the Company (the "MAPS") to be issued and sold in two series. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the MAPS.

          Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by Amendment No. 1, it is our opinion that the shares of MAPS will, upon the issuance and sale thereof in the manner referred to in Amendment No. 1, be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to Amendment
No. 1.

                              Respectfully submitted,

                              O'MELVENY & MYERS